Exhibit 14.1

Code of Business Conduct

ANCESTRY.COM LLC

CODE OF BUSINESS CONDUCT AND ETHICS

Effective January 1, 2014

I. PURPOSE

This Code of Business Conduct and Ethics (this “Code”) was adopted by the Operating Committee (the “OC,” and each member of the OC, individually, an “Operating Committee Member”) of Ancestry.com LLC (Ancestry.com LLC and its subsidiaries, collectively, referred to herein as the “Company”) to further the Company’s commitment to conducting its business with honesty and integrity. The Company has adopted this Code to apply to the employees, officers, directors and Operating Committee Members of the Company.

The Code is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing.

The Code serves as a source of guiding principles, and the Company expects employees, officers, directors and Operating Committee Members to use their own judgment at all times to follow the high ethical standards to which the Company is committed. Employees, officers, directors and Operating Committee Members are expected to read the policies set forth in the Code and ensure that they understand and comply with them. The Company’s General Counsel is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s General Counsel, who may consult with the Company’s outside legal counsel or the Audit Committee, as appropriate.

The Code should be read in conjunction with other policies applicable to an employee, officer, director or Operating Committee Member. Any determination with respect to the applicability of the provisions of this Code with respect to executive officers or Operating Committee Members of the Company may be made only by the Operating Committee or the Audit Committee.

II. FINANCIAL REPORTS AND OTHER RECORDS

A. Disclosure

Employees, officers, directors and Operating Committee Members are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to senior management of financial and nonfinancial information that may be material to the Company. The Company expects all of its employees, officers, directors and Operating Committee Members to take this responsibility very seriously to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

Each employee, officer, director and Operating Committee Member, to the extent involved in the Company’s disclosure process, including without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior employees in the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent or omit to provide material information that results in any such misrepresentation , facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

B. Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, and reflect the matters to which they relate accurately, fairly and completely. Furthermore, all books, records, accounts and financial statements must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation and authorization. Misclassification of transactions as to accounts, business units, or accounting periods is forbidden. Each employee bears responsibility for ensuring that he or she is not party to a false or misleading accounting entry.

III. CONFLICTS OF INTEREST

A conflict of interest is any activity or interest that is inconsistent with or opposed to the best interests of the Company. Any situation, transaction or relationship that may give rise to an actual or potential conflict of interest must be disclosed to the Company and shall be avoided, unless approved by the Company. The following are examples of conflicts of interest to be avoided:

•	Family Members. Employees, officers, directors and Operating Committee Members may not conduct business on behalf of the Company with family members or an organization with which a family member is associated, unless such business relationship has been disclosed to and authorized by the Company and is a bona fide arms-length transaction. “Family members” include a spouse, parents, children, siblings and in-laws. See the Company’s Related Party Transaction Policy for more information with respect to such transactions.

•	Interests in Other Businesses. Employees, officers, directors and Operating Committee Members may not accept compensation in any form for services performed for the Company from any source other than the Company.

•	Improper Conduct and Activities. Employees, officers, directors and Operating Committee Members may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that materially disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

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Gifts and Gratuities. Employees, officers, directors and Operating Committee Members, and family members may not solicit or accept material gifts or gratuities or other favored treatment from any person associated with a present or prospective customer, competitor or supplier of the Company when doing so may influence, or be perceived as influencing, a decision or action. Similarly, employees, officers, directors and Operating Committee Members may not offer or give gifts, money, services or anything else of material value to a customer, prospective customer, competitor or supplier when doing so may gain, or be perceived as gaining, an unfair business advantage. Good judgment is to be exercised in the acceptance of or offering business gifts, meals and entertainment. These activities must be consistent with reasonable marketplace practices and company policies, and for the express purpose of enhancing a business relationship.

•	Personal Use of Company Assets. Employees, officers, directors and Operating Committee Members may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Company.

IV. CORPORATE OPPORTUNITIES

Employees, officers, directors and Operating Committee Members owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees, officers, directors and Operating Committee Members are prohibited from taking, or directing to a third party to take, a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers, directors and Operating Committee Members are prohibited from using corporate property, information or position for personal gain. Employees, officers, directors and Operating Committee Members are further prohibited from competing with the Company directly or indirectly.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The prudent course of conduct for employees, officers, directors and Operating Committee Members is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the Company.

However, any director or Operating Committee Member that is an employee or affiliate of any Investor (as defined in the Shareholders Agreement of Ancelux Topco S.C.A., dated as of December 28, 2012), and the Investors and their affiliates, may engage in or possess any interest in other investments, business ventures or persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or person. Pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No director or Operating Committee Member that is an employee or affiliate of any Investor shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any director or Operating Committee Member that is an employee or affiliate of any Investor shall have the right to pursue for his/her own account (individually or as a partner or a fiduciary) or to recommend to any other person any such investment opportunity.

V. PROTECTION OF ASSETS, CONFIDENTIALITY AND COMMUNICATIONS

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately to the employee’s immediate supervisor for investigation. In carrying out the Company’s business, employees, officers, directors and Operating Committee Members may learn confidential or proprietary information about the Company, its clients, suppliers, or joint venture parties. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful to competitors if disclosed.

Employees, officers, directors and Operating Committee Members must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for business purposes, and limit dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes, unless disclosure is authorized or legally mandated; provided, however, that any director or Operating Committee Member that is an employee or affiliate of any Investor shall be entitled to share information with such Investor, subject to applicable law.

The obligation to protect confidential information does not end when an employee, officer, directors or Operating Committee Member leaves the Company. Any questions about whether information is confidential should be directed to the Company’s General Counsel.

Any employee, officer, director or Operating Committee Member who is contacted by a member of the financial community, the press or any other outside organization or individual may not provide information regarding the Company’s business except pursuant to the Company’s Procedures and Guidelines for Public Disclosures and Communications with the Investment Community. This includes, among other things, answers to questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, and lawsuits or disputes.

VI. FAIR DEALING

The Company has a history of succeeding through honest business competition. The Company does not seek competitive advantages through illegal or unethical business practices. Each employee, officer, director and Operating Committee Member should endeavor to deal fairly with the Company’s clients, service providers, suppliers, competitors and employees. No employee, officer, director or Operating Committee Member should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

VII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees, officers, directors and Operating Committee Members must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct.

Employees, officers, directors and Operating Committee Members have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, employees, officers, directors and Operating Committee Members must comply with the law.

Any questions as to the applicability of any law should be directed to the Company’s General Counsel. The following is a brief summary of certain topics about which employees should be aware:

A. Antitrust

Competition laws and regulations throughout the world are designed to foster a competitive marketplace and prohibit activities that restrain trade. Generally, actions taken in combination with other companies that restrain competition may violate the antitrust laws. Certain antitrust violations involving agreements with competitors are crimes and can result in large fines and prison terms for the individuals involved. In addition, actions taken by an individual company in market segments in which it has a particularly strong position may violate the antitrust laws if they have the effect of excluding competition through unfair means.

The Company is dedicated to compliance with laws governing fair competition in all of its activities. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and employees should seek counsel whenever appropriate.

B. Insider Trading

Federal and state securities laws prohibit any trading (purchase or sale) of securities by a person while in possession of material, non-public information. “Material nonpublic information” includes information that is not available to the public at large that a reasonable investor might consider important in making investment decisions. Individuals who violate the insider trading laws are potentially liable for civil damages, as well as criminal fines and imprisonment. Companies may face civil penalties for insider trading violations by their employees and other agents.

Employees, officers, directors and Operating Committee Members must refrain from buying or selling any of the Company’s securities when they possess material, non-public information. They also are prohibited from passing on such information to others who might make an investment decision based on it. Employees, officers, directors and Operating Committee Members also may not trade in securities of other companies about which they learn material, non-public information through the course of their employment or services with the Company. They are also prohibited from passing on such information to others who might make an investment decision based on it.

Please see the Company’s Insider Trading Policy for more information with respect to these matters. Any questions relating to constraints on the purchase or sale of any of the Company’s securities or the securities of any other company that an employee, officer, director or Operating Committee Member is familiar with by virtue of his or her relationship with the Company should be directed to the Company’s General Counsel.

C. Health, Safety & Environment

The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Compliance with all applicable laws, rules and regulations governing health, safety and the environment is a responsibility of management and employees in all functions.

D. Fair Employment Practices

The Company works to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

The Company requires each employee to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits discrimination against or harassment of any employee on the basis of race, religion, color, sex, pregnancy, national origin, age, physical or mental disability, military or covered-veteran status, marital status, sexual orientation or any classification protected by applicable federal, state or local law.

Any employee who is found to have discriminated against another employee is subject to discipline up to and including termination.

No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination.

E. Political Activities

The Company does not make contributions to political candidates or political parties except as permitted by applicable laws.

Employees, officers, directors and Operating Committee Members engaging in political activity will do so as private citizens and not as representatives of the Company. An employee, officer, director or Operating Committee Member’s personal lawful political contribution, or decision not to make contributions, will not influence the employee’s compensation, job security, or opportunities for advancement.

F. Foreign Corrupt Practices

Employees, officers, directors and Operating Committee Members may only transact business on behalf of the Company in foreign markets and with foreign government officials in accordance with the Company’s established Foreign Corrupt Practices Act Policy, the UK Bribery Act Policy and the Office of Foreign Assets Control Regulation Compliance Policy and/or any applicable law, including the Foreign Corrupt Practices Act. If an employee, officer, director or Operating Committee Member is unaware about the legal rules involving these activities, he or she should consult with the Company’s General Counsel before taking any such action.

IX. COMPLIANCE AND REPORTING

A. Seeking Guidance

Employees, officers, directors and Operating Committee Members are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the attention of the Company’s General Counsel.

B. Reporting Violations

If an employee, officer, director or knows of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls, or auditing matters), he or she must report it immediately to the Company’s General Counsel. See the Company’s Whistleblower Policy for information about marking anonymous reports.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.

C. Investigations

Reported violations will be promptly and thoroughly investigated. It is imperative that the person reporting the violation not conduct an investigation on his or her own. Employees, officers, directors and Operating Committee Members are expected to cooperate fully with any investigation made by the Company into reported violations.

D. Sanctions

Employees or officers who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, employees or officers who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. An Operating Committee Member who violates this Code or directs or approves conduct in violation of this Code shall be subject to action as determined by the OC.

Furthermore, violation of some provisions of this Code are illegal and may subject the employee, officer, director or Operating Committee Member to civil and criminal liability.

X. AMENDMENT

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

ANCESTRY.COM LLC

CODE OF BUSINESS CONDUCT AND ETHICS

Receipt, Acknowledgement and Agreement

I,                     , hereby acknowledge that I have received and read a copy of this Code of Business Conduct and Ethics. I agree to comply with the terms. I understand that violation of the terms of the above-titled policy may subject me to discipline by the Company, up to and including termination for cause.

Signature	Date